Exhibit 99.1

Contacts:	Thomas F. Kirk	(512) 777-3800
	George E. McHenry	(512) 777-3800
	Thomas C. Hofmeister	(512) 777-3800

News Release

HANGER ORTHOPEDIC GROUP COMPLETES THE ACQUISITION OF ACCELERATED CARE PLUS AND REFINANCING OF CREDIT FACILITIES

AUSTIN, TEXAS, December 1, 2010 — Hanger Orthopedic Group, Inc. (NYSE:HGR) today announced completion of the acquisition of Reno, Nevada-based Accelerated Care Plus (ACP), the nation’s leading provider of integrated clinical programs for sub-acute and long-term care rehabilitation providers.  Hanger paid approximately $155 million in cash, which was funded from cash on hand and the proceeds from the concurrent refinancing of its credit facilities. The new facilities include $200 million of 7 1/8% senior notes due 2018, a $300 million Term B loan due 2016 and a $100 million revolving credit facility, which matures in 2015.  The Term B loan and the revolving facilities bear interest at LIBOR plus 3.75% with a LIBOR floor of 1.5% and have provisions for step downs in interest rates upon Hanger achieving certain leverage ratios.

“The acquisition of ACP joins two industry leaders in adjacent healthcare businesses and provides us with a platform for future growth and diversification of our revenue base.  It is consistent with our vision to be the provider of choice for services and products that enhance human physical capability,” commented Thomas F. Kirk, president and chief executive officer of Hanger Orthopedic Group.  Mr. Kirk added, “We are very pleased with the successful refinancing of our credit facilities.  The interest from the investment and banking communities and the terms we secured are reflective of Hanger’s continued operational performance and the prospects of future growth the acquisition of ACP brings to Hanger.”

About Hanger — Hanger Orthopedic Group, Inc., headquartered in Austin, Texas, is the world’s premier provider of orthotic and prosthetic patient care services. Hanger is the market leader in the United States, owning and operating in excess of 675 patient care centers in 45 states and the District of Columbia, with more than 3,800 employees, including over 1,100 practitioners, as of September 30, 2010  Hanger is organized into four units. The two key operating units are patient care, which consists of nationwide orthotic and prosthetic practice centers, and distribution, which consists of distribution centers managing the supply chain of orthotic and prosthetic componentry to Hanger and third party patient care centers. The third is Linkia, which is the first and only provider network management company for the orthotics and prosthetics industry. The fourth unit, Innovative Neurotronics, introduces emerging neuromuscular technologies developed through independent research in a collaborative effort with industry suppliers worldwide. For more information on Innovative Neurotronics, Inc. or the WalkAide®, visit http://www.ininc.us. For more information on Hanger, visit http://www.hanger.com.

About ACP — Accelerated Care Plus is a developer of specialized rehabilitation technologies and the nation’s leading provider of evidence-based clinical programs for post-acute rehabilitation serving more than 4,000 long-term care facilities and other sub-acute rehabilitation providers throughout the U.S.  The Company’s medical technology is also used extensively by professional and collegiate sports teams to help accelerate recovery and improve performance.  For more information visit www.acplus.com.

This document contains forward-looking statements relating to the Company’s results of operations.  The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  Statements relating to future results of operations in this document reflect the current views of management.  However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products and the other factors identified in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934.  The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.